UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): December 4, 2013

COMMUNITY FINANCIAL SHARES, INC.
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	0-51296 (Commission File Number)	36-4387843 (IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (630) 545-0900

Not Applicable
(Former name or former address, if changed since last report)

Check the iate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 4, 2013, Community Bank – Wheaton/Glen Ellyn (the “Bank”), the wholly owned subsidiary of Community Financial Shares, Inc. (the “Company”), entered into a Separation Agreement and General Release of All Claims (the “Agreement”) with Scott W. Hamer, the former President and Chief Executive Officer of the Company and the Bank.

Pursuant to the terms of the Agreement, Mr. Hamer agreed to resign as a director of the Company and the Bank effective immediately.  In exchange for Mr. Hamer’s execution of the Agreement, the Bank agreed, subject to the non-objection of the Federal Deposit Insurance Corporation under 12 C.F.R. Part 359, to provide Mr. Hamer with: (1) periodic severance payments representing up to 21 weeks’ base salary in amount not exceed an aggregate of $79,153.84, less applicable state and federal withholding taxes; (2) payments equal to $700 per month from August 2013 through January 2014 as a subsidy for payments Mr. Hamer is obligated to make with respect to any election under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (3) a $1,500 payment for the reimbursement of country club dues; and (4) forgiveness of the $11,430 remaining balance of Mr. Hamer’s loan from the Bank for a country club membership.  The Agreement provides that Mr. Hamer will no longer be entitled to receive the severance payments or the COBRA payments described in (1) and (2) above if he accepts a full-time position with another employer that pays him an annual salary of $100,000 or more before the expiration of the periods in which the Company is obligated to provide such severance and/or COBRA payments under the Agreement.

Under the Agreement, Mr. Hamer also agreed to unconditionally and irrevocably waive, release and discharge the Bank and any of its affiliates, including the Company, to the fullest extent permitted by law, from all claims related in any way to transactions or occurrences between Mr. Hamer and the Bank or its affiliates, including, but not limited to, any claims related to Mr. Hamer’s employment or service as a director of the Bank and the termination of such employment or service.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    (b)           On December 4, 2013, in accordance with the terms of the Agreement, Scott W. Hamer resigned as a director of the Company and the Bank effective immediately.

SIGNATURES

COMMUNITY FINANCIAL SHARES, INC.

Date: December 4, 2013	By:	/s/ Donald H. Wilson
Donald H. Wilson
Chairman, President and Chief Executive Officer